EXECUTION COPY

                               ROVENTA-HENEX S.A.

                                      AND

                          FOSSIL (UK) HOLDINGS LIMITED

                                      AND

                                  FOSSIL, INC.



                        ---------------------------------

                           AGREEMENT FOR THE SALE AND
                   PURCHASE OF THE AVIA WATCH COMPANY LIMITED

                      -----------------------------------

                                    CONTENTS
Clause                                                                      Page

1.       Interpretation....................................................    3

2.       Sale And Purchase.................................................    9

3.       Completion........................................................    9

4.       Escrow Account....................................................    9

5.       Relevant Claims...................................................   10

6.       Fossil Provisions.................................................   11

7.       The Skagen Business...............................................   14

8.       Warranties........................................................   16

9.       Limitations On The Seller's Liability.............................   17

10.      Further Undertaking By The Seller.................................   17

11.      Confidential Information..........................................   17

12.      Announcements.....................................................   18

13.      Costs.............................................................   18

14.      General...........................................................   18

15.      Entire Agreement..................................................   19

16.      Assignment........................................................   19

17.      Notices...........................................................   20

18.      Guarantee.........................................................   21

19.      Governing Law And Jurisdiction....................................   21

20.      Counterparts......................................................   21


Schedule 1 INFORMATION ABOUT THE COMPANY...................................   22

Schedule 2 CALCULATION OF FIRST QUARTER NET PROFIT.........................   23

Schedule 3 COMPLETION REQUIREMENTS.........................................   24

Schedule 4 WARRANTIES......................................................   26

Schedule 5 REGISTERED INTELLECTUAL PROPERTY RIGHTS.........................   37

Schedule 6 LIMITATIONS OF THE SELLER'S LIABILITY...........................   41

Schedule 7 BUYER'S AND GUARANTOR'S WARRANTIES..............................   45
     Part A................................................................   45
     Part B................................................................   45

Agreed Form Documents

1. Irrevocable power of attorney re: shares

2. Escrow account instruction letter

3. Letters of resignation of directors and secretary

4. Intellectual Property Assignment

5. Tax Deed

6. Accounts

7. Agreed Balance Sheet

8. Debt Collection Schedule

9. Disclosure Letter

10. Burberry Letter

11. Royalty Waiver Letter

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THIS AGREEMENT is made on 4 May 2001 BETWEEN:

(1) ROVENTA-HENEX S.A. a company incorporated in Switzerland, whose registered office is at Rue du Cret 16, CH-2501 Bienne, Switzerland (the "Seller");

(2) FOSSIL (UK) HOLDINGS LIMITED, a company incorporated in England and Wales (registered no. 4193340), whose registered office is at 24 Alston Drive, Bradwell Abbey, Milton Keynes, England (the "Buyer"); and

(3) FOSSIL, INC., a company incorporated in the United States of America, whose principal place of business is at 2280 N. Greenville Avenue, Richardson, TX 75082 USA (the "Guarantor").

THE PARTIES AGREE as follows:

1.   INTERPRETATION

1.1 In this Agreement: "Accounts" means the Company's individual accounts (as that term is used in section 226 of the Act) for the financial year ended on the Last Accounting Date, the auditors' report on those accounts, the directors' report for that year and the notes to those accounts in the agreed form;

     "Accounts Relief" means a relief (other than a right to repayment of Tax) which is taken into account in:

     (i) computing (and so reducing) a provision for deferred tax in the Accounts or in eliminating that provision; or

     (ii) the Accounts as an asset;

     "Act" means the Companies Act 1985;

     "Agreed Balance Sheet" means the annotated balance sheet of the Company as at 31 December 2000 in the agreed form;

     "Aggregate Existing Avia Provisions" means (pound)303,189, being the aggregate of the Avia Net Bad Debt Provision, the Avia Inventory Provision, the Avia Returns Provision and the Avia Warranty Provision;

     "Aggregate Fossil Provisions" means (pound)384,017, being the aggregate of the Fossil Inventory Provision, the Fossil Redundancy Provision, the Fossil Returns Provision and the Fossil Warranty Provision;

     "Aggregate Fossil Provisions Test Amount" means a sum equal to the aggregate of the Test Amounts (as defined in clause 6.5), each such Test Amount as determined pursuant to clauses 6.8 or 6.11, as appropriate;

     "Assessment" means a claim, assessment, notice, demand or other document issued or action taken by or on behalf of a Tax Authority by which the Company is liable or is sought to be made liable to make a payment to the Tax Authority or to another person (whether or not the payment is primarily payable by the Company and whether or not the Company has or may have a right of reimbursement against another person) or is denied or sought to be denied a Relief;

     "Avia Net Bad Debt Provision" means (pound)70,159, being the difference between the bad debt provision of the Company of (pound)190,113 as evidenced by the Agreed Balance Sheet, and the (pound)119,954 of debts recovered by the Company during the period 1 January 2001 to 31 March 2001, as evidenced by the Debt Collection Schedule in the agreed form;

     "Avia Inventory Provision" means (pound)111,132, as evidenced by the Agreed Balance Sheet;

     "Avia Returns Provision" means (pound)27,500, as evidenced by the Agreed Balance Sheet;

     "Avia Warranty Provision" means (pound)94,398, as evidenced by the Agreed Balance Sheet;

     "Business Day" means a day other than a Saturday or Sunday or public holiday in England and Wales;

     "Buyer's Group" means the Buyer and any company which is, on or at any time after the date of this Agreement, a subsidiary or holding company of the Buyer or a subsidiary of a holding company of the Buyer;

     "Company" means The Avia Watch Company Limited, a company incorporated in England and Wales (registered number 03014656), whose registered office is at 15/19 Ormside Way, Redhill, Surrey, RH1 2QA;

     "Company Intellectual Property Rights" means the Intellectual Property owned or used by the Company and set out in Part A of schedule 5;

     "Completion"  means  completion of this Agreement in accordance with clause
     3;

     "Completion Date" means the date of Completion;

     "Confidential Information" means all information which is used in or otherwise relates to the Company's business, customers or financial or other affairs including, without limitation, information relating to:

     (a) the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

     (b)  future  projects,   business   development  or  planning,   commercial
          relationships and negotiations;

     The term "Confidential Information" does not include information which (i) is already in the possession of a Party, provided that such information is not known by such Party to be subject to another confidentiality agreement with or other obligations of secrecy to the other Party or a third party, or (ii) is or becomes generally available to the public other than as a result of a disclosure by a Party or its officers, directors and employees in breach of an obligation of confidentiality or (iii) becomes available to a Party on a non-confidential basis from a source other than the other Party or its advisors, provided that such source is not known by such Party to be bound by a confidentiality agreement or other obligation of secrecy in respect of such information;

     "Disclosure Letter" means the letter from the Seller to the Buyer in the agreed form in relation to the Warranties having the same date as this Agreement the receipt of which has been acknowledged by the Buyer;

     "Dividend" means the dividend of (pound)490,000 declared by the Company on 16 February 2001 and paid by the Company to the Seller on 27 March 2001;

     "Escrow Account" is defined in clause 3.2.2;

     "Escrow Funds" means the money standing to the credit of the Escrow Account from time to time (including accrued interest);

     "Escrow Long Stop Date" means the date which falls 12 months after the Completion Date or, if that is not a Business Day, the next Business Day following such date;

     "Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

     "Event" means an event, act, transaction or omission;

     First Quarter" means the period 1 January 2001 to 31 March 2001, inclusive;

     "First Quarter Inventory Provision Utilisation Amount" means the amount described as such in schedule 2 and taken into account in calculating the First Quarter Net Profit, such amount corresponding to the amount of the Avia Inventory Provision utilised in the First Quarter and charged in the Management Accounts;

     "First Quarter Net Profit" means the sum of (pound)55,500, representing the net profit of the Company during the period 1 January 2001 to 31 March 2001, calculated in accordance with schedule 2;

     "First Quarter Returns Provision Utilisation Amount" means the amount described as such in schedule 2 and taken into account in calculating the First Quarter Net Profit, such amount corresponding to the amount of the Avia Returns Provision utilised in the First Quarter and charged in the Management Accounts;

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     "First  Quarter  Warranty  Provision  Utilisation  Amount" means the amount described as such in Schedule 2 and taken into account in calculating the First Quarter Net Profit, such amount corresponding to the amount of the Avia Warranty Provision utilised in the First Quarter and charged in the Management Accounts;

     "Fossil Inventory Provision" means (pound)106,000, as evidenced by the Agreed Balance Sheet;

     "Fossil Provisions" means the Fossil Inventory Provision, the Fossil Redundancy Provision, the Fossil Returns Provision and the Fossil Warranty Provision and "Fossil Provision" means any one of them;

     "Fossil Redundancy Provision" means (pound)100,000, as evidenced by the Agreed Balance Sheet;

     "Fossil Returns Provision" means (pound)133,017, as evidenced by the Agreed Balance Sheet;

     "Fossil Warranty Provision" means (pound)45,000, as evidenced by the Agreement Balance Sheet;

     "Intellectual Property" means:

     (a) patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, unregistered trade marks and service marks, copyrights, rights in designs and inventions; and

     (b)  rights under licences in relation to a right in paragraph (a);

     "Intellectual Property Rights" means the Company Intellectual Property Rights and the Seller Intellectual Property Rights;

     "IP Assignment" means the assignment of certain Intellectual Property Rights between the Seller and the Buyer in the agreed form;

     "Last Accounting Date" means 31 December 2000;

     "Lease" means the lease relating to the property located at 15/19 Ormside Way, Redhill, Surrey RH1 2QA dated 19 November 1996 between Douglas Emmerton Esq. and the Company;

     "Loan" means (pound)829,566, being the amount outstanding at the Completion
     Date  (comprising   (pound)815,600   principal  and  (pound)13,966  accrued
     interest) under the inter-company loan between the Seller and the Company;

     "Management Accounts" means the management accounts of the Company for the period to 31 March 2001;

     "Original Escrow Amount" means (pound)384,017;


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


     "Party" means either of Seller or Buyer, and collectively, the "Parties";

     "Property" means the real property demised by the Lease;

     "Relevant Claim" means a claim by the Buyer involving or relating to a breach of a Warranty or of another provision of this Agreement or a claim by the Buyer under the Tax Deed;

     "Relief" means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise;

     "Seller Intellectual Property Rights" means the Intellectual Property owned by the Seller and used by the Company and set out in Part B of schedule 5;

     "Seller's Group" means the Seller and any company (other than the Company) which is, on or at any time after the date of this Agreement, a subsidiary or holding company of the Seller or a subsidiary of a holding company of the Seller;

     "Seller's Solicitors" means Clifford Chance Limited Liability Partnership of 200 Aldersgate Street, London, EC1A 4JJ;

     "Shares" means the 1,000,000 fully-paid ordinary shares of (pound)1.00 each of the Company comprising the whole of the allotted and issued share capital of the Company;

     "Skagen Business" means the part of the business of the Company comprising distribution and sale of products bearing the "Skagen" name ("Skagen Products") pursuant to the terms and conditions of a distribution agreement between the Company, Skagen Design AS and Skagen Design Limited (together "Skagen") dated 25 March 2000 (the "Skagen Agreement");

     "Tax" means has the meaning given in the Tax Deed;

     "Tax Authority" has the meaning given in the Tax Deed;

     "Tax Claim" means a claim under the Tax Deed or a claim for breach of any of the Warranties set out in paragraph 6 of schedule 4;

     "Tax Deed" means the tax deed in the agreed form between the Seller and the Buyer;

     "Taxes Act" means the Income and Corporation Taxes Act 1988;

     "TCGA" means the Taxation of Chargeable Gains Act 1992;

     "Test Date" means 31 December 2001;

     "Test Period" means the period 1 January 2001 to 31 December 2001, inclusive;

     "VATA" means, in the United Kingdom, the Value Added Tax Act 1994 and, in a jurisdiction outside the United Kingdom, any equivalent legislation; and

     "Warranty" means a statement contained in schedule 4 and "Warranties" means all those statements.

1.2  In this Agreement, a reference to:

     1.2.1 a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 258 of the Act and to a "subsidiary" or "holding company" is to be construed in accordance with section 736 of the Act;

     1.2.2 liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

     1.2.3 a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

     1.2.4 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

     1.2.5 a "person" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

     1.2.6 an individual   includes  a  reference  to  that  individual's  legal
           personal representatives, successors and permitted assigns;

     1.2.7 a clause,  paragraph  or  schedule,   unless  the  context  otherwise
           requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

     1.2.8 any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

     1.2.9 times of the day is to London time.

1.3  The headings in this Agreement do not affect its interpretation.

1.4 A reference in this Agreement to the Seller's knowledge, information or belief is deemed to be a reference to the actual state of knowledge or awareness at the date of this Agreement of each of Marc Roger Walter Kuffer, Jean-Pierre Schwab and Edward


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



     Alan Day (and, in the case of Edward Alan Day, he shall make reasonable enquiry of each of Liz Pickett, Philip Bridgman and Michael Greaves), and no other person.

2.   SALE AND PURCHASE

2.1 The Seller agrees to sell with full title guarantee and the Buyer agrees to buy the Shares and each right attaching to the Shares at or after the date of this Agreement, free of any Encumbrance.

2.2 Subject to the release of the Escrow Funds pursuant to the provisions of clause 4, the purchase price of the Shares is (pound)2,777,765 (the "Consideration").

2.3 The Seller waives all rights of pre-emption and other restrictions on transfer over the Shares conferred on it pursuant to the articles of association of the Company or otherwise.

3.   COMPLETION

3.1 Completion shall take place at the offices of the Seller's Solicitors immediately following execution of this Agreement

3.2  At Completion:

     3.2.1 the Seller and the Buyer shall  sign the Escrow  Account  Instruction
           Letter in the agreed form and the Buyer shall deliver the Escrow Account Instruction Letter to the Seller's Solicitor (the "Escrow Agent").

     3.2.2 the Buyer shall deposit the Original Escrow Amount into a separately designated interest-bearing account with HSBC Bank plc established by the Escrow Agent and in the Escrow Agent's name (the "Escrow Account");

     3.2.3 the Seller and the Buyer shall do all those things respectively required of them in schedule 3 and the Buyer shall pay the Consideration less the Original Escrow Amount to the Seller or as the Seller directs in writing by transfer of funds for same day value to such account as shall have been notified to the Buyer by the Seller on the Business Day before the Completion Date; and

     3.2.4 the Buyer shall procure that the Company repays the Loan and pays the First Quarter Net Profit, in each case to the Seller or as the Seller directs in writing by transfer of funds for same day value to such account as shall have been notified to the Buyer by the Seller on the Business Day before the Completion Date.

3.3 Each party shall ensure that all rights to the Escrow Account remain free from any Encumbrance, set-off or counterclaim except as referred to in clause 4.

4.   ESCROW ACCOUNT

4.1 The Escrow Funds are to be retained in the Escrow Account and shall only be released:

     4.1.1 in respect of a Relevant Claim in accordance with clause 5.1;



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


     4.1.2 in respect of a claim to settle an Excess Amount in accordance with clause 6.1; or

     4.1.3 in respect of a settlement of an Escrow Stock Amount in accordance with clause 7.4.4.; or

     4.1.4 in accordance with clause 4.6.

4.2 If the Seller or the Buyer are entitled to money from the Escrow Account in accordance with this Agreement, the Seller and the Buyer shall within five Business Days starting on the day after the date the entitlement arises jointly instruct the Escrow Agent in writing to release the money to the Seller or the Buyer, as the case may be. If either party fails to instruct the Escrow Agent in accordance with this clause, the other party may instruct the Escrow Agent alone.

4.3 Interest accruing from time to time on the balance of money standing to the credit of the Escrow Account shall be added to the money standing to the credit of the Escrow Account and shall form part of it for the purposes of this Agreement.

4.4 The Seller and the Buyer shall each pay one half of the Escrow Agent's costs in respect of any work done pursuant to this Agreement provided that the Seller's portion of such costs shall be satisfied from the amount standing to the credit of the Escrow Account before it is paid out to the Buyer or the Seller.

4.5 The Buyer and the Seller acknowledge that the Escrow Agent may withdraw from the Escrow Account an amount of tax on the interest earned in respect of money held in the Escrow Account for which it is or may become liable.

4.6 Subject to clauses 5.1 and 6.1 the whole of the monies standing to the credit of the Escrow Account (including interest which has accrued on such monies but, for the avoidance of doubt, less any monies paid to the Buyer pursuant to clauses 5.1 or 6.1) shall be paid to the Seller (by transfer of funds for same day value to such account as shall have been notified to the Escrow Agent by the Seller at lease three Business Days before the due date for payment) on the Escrow Long Stop Date.

5.   RELEVANT CLAIMS

5.1 Subject to clause 5.4, the Buyer shall be entitled to use the Escrow Funds to settle a Relevant Claim, and to the extent it wishes to do so:

     5.1.1 the Buyer shall notify the Seller of the Relevant Claim stating in reasonable detail the nature of the Relevant Claim and the amount claimed in respect of the Relevant Claim (the "Amount Claimed");

     5.1.2 within 21 days starting on the day after receipt of notice of the Relevant Claim the Seller shall notify the Buyer:

          (a)  whether or not it accepts liability for the Relevant Claim; and


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

          (b) whether or not it accepts the Amount Claimed and if it does not, the part of the Amount Claimed it does accept;

     5.1.3 if the Seller fails to notify the Buyer in accordance with clause 5.1.2, the money standing to the credit of the Escrow Account shall be used to satisfy the Amount Claimed;

     5.1.4 if the Seller accepts liability in respect of a Relevant Claim but accepts part only of the Amount Claimed, that part of the Amount Claimed which is accepted shall be paid to the Buyer out of the money standing to the credit of the Escrow Account; and

     5.1.5 if the Seller accepts the Amount Claimed or the Relevant Claim is finally proved or determined by a Tax Authority or has been the subject of a final judgement of the High Court of Justice in England or other court of competent jurisdiction (including any appeals or, as appropriate, no notice of appeal in respect thereof is lodged within 21 days of the date of the judgement), in each such circum-stances the Relevant Claim is deemed "substantiated", the amount so accepted, proved or determined (in the latter case less any money previously paid under clause 5.1.4 in respect of the Relevant Claim) shall be paid to the Buyer.

5.2 To the extent that a payment to the Buyer out of the Escrow Account in respect of a Relevant Claim is made in partial satisfaction of an Amount Claimed, such payment is deemed to be a payment on account of the amount finally agreed or determined to be payable in respect of the Amount Claimed.

5.3 The Seller's liability in respect of Relevant Claims shall not be limited by the amount of money standing to the credit of the Escrow Account from time to time.

5.4 If any part of a Relevant Claim which is not accepted by the Seller in accordance with clause 5.1.4 has not been substantiated (as defined in clause 5.1.5) (an "Unsubstantiated Claim") on or before the Business Day immediately prior to the Escrow Long Stop Date, the Buyer shall at such time cease to be entitled to use the Escrow Funds to settle such Unsubstantiated Claim and must pursue the Seller in respect of such claim in accordance with applicable law.

6.   FOSSIL PROVISIONS

6.1 The Buyer shall be entitled on the Escrow Long Stop Date, but immediately prior to any payment to the Seller pursuant to clause 4.6 and to the Buyer pursuant to clause 7.4.4 (the "Provisions Payment Time"), to remove from the Escrow Account an amount (if any) equal to the amount by which the Aggregate Fossil Provisions Test Amount exceeds the Aggregate Existing Avia Provisions (the "Excess Amount"), together with interest which has accrued on the Excess Amount in the Escrow Account since the Completion Date.


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


6.2 For the avoidance of doubt, the Seller's maximum liability to make payments to the Buyer in respect of the matters as a consequence of which payments may be made out of the Escrow Account in accordance with this clause 6, shall be limited to the Escrow Funds as at the Provisions Payment Time.

6.3 The Buyer shall procure that on or as soon as reasonably practicable following, the Test Date (but in any event within 7 Business Days of the Test Date), the Company shall test whether, in respect of the Test Period, each of the Fossil Provisions was an appropriate provision to be made in respect of the subject matter of such provision in respect of such period (the "Test"). For the avoidance of doubt, the Buyer agrees with the Seller that the Fossil Provisions are intended to be provisions for the relevant subject matter in respect of the Test Period.

6.4 The Buyer shall procure that the Test is carried out in good faith by the Company in accordance with clause 6.5.

6.5 The Test in respect of each of
     the Fossil Provisions shall be carried out on the following basis:

     6.5.1 in respect of the Fossil Inventory Provision, the Company shall assess the actual items of inventory (if any) in existence at the Last Accounting Date and which items were taken into account in calculating the Fossil Inventory Provision (and including goods returned to inventory from customers during the Test Period) which remains unsaleable (taking into account a reasonable gross profit margin) as at the Test Date ("Unsaleable Goods") (the value of such inventory, less the First Quarter Inventory Provision Utilisation Amount, the "Inventory Provision Test Amount");

     6.5.2 in respect of the Fossil Redundancy Provision, the Company shall assess the actual costs (if any) incurred by it in relation to redundancies of employees of the Company during the Test Period (such costs the "Redundancy Provision Test Amount");

     6.5.3 in respect of the Fossil Returns Provision, the Company shall assess the actual value of goods sold to customers prior to the Last Accounting Date and returned from customers during the Test Period (such value, less any reasonable value ascribed to such goods to the extent they are returned to inventory as saleable goods, and less the First Quarter Returns Provision Utilisation Amount, the "Returns Provision Test Amount"); and

     6.5.4 in respect of the Fossil Warranty Provision, the Company shall assess the aggregate value of actual and (based on the historic rate of claims being made under warranties issued by the Company) potential claims under warranties issued by the Company prior to the Last Accounting Date and which were valid and outstanding during the Test Period, where such claims would (in the usual course of the Company's treatment of any such claims) be treated for the Company's accounting purposes as falling to be settled in the Test Period

          (such value, less the First Quarter Warranty Provision Utilisation Amount, the "Warranty Provision Test Amount"),

     the Inventory Provision Test Amount, the Redundancy Provision Test Amount, the Returns Provision Test Amount and the Warranty Provision Test Amount, together the "Test Amounts" and each a "Test Amount".

6.6 Within 30 days of the Test Date the Buyer shall provide the Seller with a written report (the "Test Report") of the results of the Test setting out each of the Test Amounts together with written notes (and supporting documentation), setting out in reasonable detail the basis on which the Test Amounts were calculated.

6.7 Within 21 days starting on the day after receipt of the Test Report, the Seller shall notify the Buyer whether or not it agrees with the Test Amounts set out therein and if the Seller disagrees with the Test Amounts, shall provide the Buyer with written notes (and supporting documentation) setting out in reasonable detail the basis for such disagreement. The Buyer shall ensure the Seller has access to those documents and records within its or the Company's possession or control which the Seller may reasonably require to assess the Test Report.

6.8 If the Seller notifies its agreement with the Test Amounts within the 21 day period referred to in clause 6.7 or fails to give any notification within that period the Test Amounts shall be final and binding on the parties. If the Seller notifies the Buyer within the 21 day period referred to in clause 6.7 that it disagrees with the Test Amounts or any of them clause 6.9 applies.

6.9 If, within 21 days starting on the day after receipt of the notification referred to in clause 6.8, the Seller and the Buyer have not agreed the Test Amounts in dispute either party may refer the matters in dispute to a partner of at least 10 years qualified experience at an independent firm of chartered accountants agreed by the parties in writing or, failing agreement on the identity of the firm of chartered accountants within 21 days starting on the day after receipt of the notification referred to in clause 6.8, an independent firm of chartered accountants appointed on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "Expert").

6.10 The Expert shall act on the following basis:

     6.10.1 the Expert shall act as an expert and not as an arbitrator;

     6.10.2 the Expert's terms of reference shall be to determine the matters in dispute within 21 days of his appointment;

     6.10.3 the parties shall each provide the Expert with all information relating to the Company which the Expert reasonably requires and the Expert shall be entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of the Company;

     6.10.4 the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the parties; and

     6.10.5 the Seller and the Buyer shall each pay one half of the Expert's costs or as the Expert may determine.

6.11 The Test Amounts adjusted in accordance with the agreement, if any, between the Seller and the Buyer pursuant to clause 6.9 or (as the case may be) the decision of the Expert in accordance with clause 6.10 shall be final and binding on the parties.

7.   THE SKAGEN BUSINESS

7.1 The Buyer shall procure that the Company continues to operate the Skagen Business following Completion in all material respects as it was operated prior to Completion. If, on or before 30 September 2001 the Buyer decides that it does not wish to continue operating the Skagen Business as part of the business of the Company, it shall notify the Seller in writing to that effect (such notice to be served on, or at any time before, 30 September 2001 (the "Skagen Notice").

7.2 Following receipt of the Skagen Notice the Seller shall be given until 31 December 2001 (the "End Date") to extract the Skagen Business from the business of the Company such that the Company no longer has any liability in respect of the Skagen Business (the "Extraction"). In order to effect the Extraction, the Seller may, in accordance with clause 7.3:

     7.2.1 negotiate  with  Skagen   with  a  view  to  terminating  the  Skagen
           Agreement; and/or

     7.2.2 find a third party to whom the Skagen Business may be transferred or sold.

7.3 During the period from receipt by the Seller of the Skagen Notice (the "Notice Date") until the End Date (the "Extraction Period"):

     7.3.1 the Buyer shall procure that the Company continues to operate the Skagen Business in all material respects as it was operated prior to Completion;

     7.3.2 the Buyer shall ensure that the Seller has such access to the Company (including, without limitation, to personnel, premises and documentation), and that the Company provides such assistance, as the Seller may reasonably require to effect the Extraction;

     7.3.3 without prejudice to the generality of clauses 7.3.1 and 7.3.2, the Buyer shall procure that the Company shall place a reasonable amount of management time (including, without limitation, the time of Edward Alan Day) of the Company at the disposal of the Seller, in order to facilitate the Extraction;

     7.3.4 the Seller shall (through such individual(s), including Edward Alan Day, as it sees fit) retain the sole right (to the exclusion of the Buyer's Group) to contact, and/or conduct negotiations with, Skagen in order to effect the Extraction; and

     7.3.5 the Seller shall be responsible for all the reasonable out of pocket costs and expenses incurred by the Company pursuant to compliance by the Buyer with its obligations under clauses 7.3.2 to 7.3.4, inclusive.

7.4 On the End Date, (or, if the End Date is not a Business Day, the next Business Day following the End Date):

     7.4.1 if the Extraction has not been completed by the Seller as envisaged by clauses 7.2.1 or 7.2.2, the Seller shall, and the Buyer shall procure that the Company shall, use all reasonable endeavours to procure the effective assignment of the Skagen Agreement from the Company to the Seller as soon as reasonably practicable following the End Date;

     7.4.2 the Buyer shall, subject to clause 7.4.3, procure that the Company delivers to the Seller (the reasonable costs of such delivery to be borne by the Seller):

          (a)  the Company's then entire inventory of Skagen Products; and

          (b) as soon as reasonably practicable following 30 June 2002, any Skagen Products returned to the Company by its customers after the End Date and on or before 30 June 2002,

     7.4.3 any such delivered inventory (Transferred Skagen Stock") the Seller shall pay to the Buyer (or at the Buyer's request, to the Company) in accordance with clauses 7.4.4 to 7.4.5, inclusive for any Transferred Skagen Stock an amount in cash equal to the net book value of such stock (as evidenced by the Company's accounting records) (the "NBV") provided that:

          (a) the Buyer shall procure that the Company determines the NBV using the same accounting and valuation policies as were used by the Company immediately prior to Completion in accounting for and valuing Skagen Products inventory; and

          (b) any Transferred Skagen Stock which was deemed Unsaleable Goods (as defined in clause 6.5.1) and therefore taken into account in calculating the Inventory Provision Test Amount (as defined in clause 6.5.1) (as evidenced by the written notes and supporting documentation referred to in clauses 6.6 and 6.7), shall be deemed for the purposes of this clause 7.4.3 to have an NBV of zero;

     7.4.4 in respect of Escrow Stock, Transferred Skagen Stock delivered to the Seller pursuant to clause 7.4.2(a) (the "Escrow Stock"), the Buyer shall be entitled, on the Escrow Long Stop Date, but immediately after any payment to the Buyer pursuant to clause 6.1 and immediately before any payment to the Seller pursuant to clause 4.6 (the "Escrow Stock Payment Time"), to remove from the Escrow Account an amount (if any) equal to the aggregate NBV (calculated in accordance with clause 7.4.3) of the Escrow Stock (the "Escrow Stock Amount");

     7.4.5 if the Escrow Funds as at the Escrow Stock Payment Time are insufficient to settle the Escrow Stock Amount, any portion of the Escrow Stock Amount not paid to the Buyer from the Escrow Funds in accordance with clause 7.4.4 shall be paid by the Seller to the Buyer (or at the Buyer's request, to the Company) in cash on the Escrow Long Stop Date; and

     7.4.6 in respect of Transferred Skagen Stock delivered to the Seller pursuant to Clause 7.4.2(b), the Seller shall, within 5 Business Days of the delivery to the Seller of such stock, pay to the Buyer (or at the Buyer's request, to the Company) an amount in cash (if any) equal to the aggregate NBV (calculated in accordance with clause 7.4.3) of such Transferred Skagen Stock.

7.5 Provided that the Buyer complies with its obligations under clauses 7.1 to 7.4, inclusive, the Seller agrees to indemnify the Buyer against, and hold the Buyer harmless from, all Indemnified Losses. For the purposes of this clause 7.5 "Indemnified Losses" means all losses, liabilities, damages, costs, charges and expenses:

     7.5.1 which are incurred by the Buyer or the Company; and

     7.5.2 which arise in respect of a third party claim against the Company which claim:

          (a) relates to an Event (including, without limitation, any act carried out by Edward Alan Day pursuant to this clause 7) which occurs after the Notice Date; and

          (b) arises directly in relation to the Skagen Business (including, without limitation, as a result of the non-compliance by the Company after the Notice Date with the terms of the Skagen Agreement).

     For the avoidance of doubt, Indemnified Losses shall not include any loss (whether economic or otherwise) of the Buyer arising from the loss of income to the Company due to the Company having ceased to operate the Skagen Business.

8.   WARRANTIES

8.1 The Buyer warrants to the Seller that each of the warranties set out in Part A of schedule 7 is true and accurate at the date of this Agreement. The Guarantor warrants to the Seller that each of the warranties set out in Part B of schedule 7 is true and accurate at the date of this Agreement.

8.2 Subject to clause 9 and the provisions of schedule 6, the Seller warrants to the Buyer that each Warranty is true and accurate at the date of this Agreement.

8.3 The Warranties are qualified by the facts and circumstances fairly disclosed in the Disclosure Letter.

8.4 The Buyer acknowledges and agrees that at the time of entering into this Agreement it is not aware of any matter, fact or circumstance which is inconsistent with the Warranties or constitutes a breach of any of them.

8.5 The Buyer shall have no right to rescind this agreement by reason of breach of Warranty or otherwise other than in circumstances of fraud on the part of the Seller.

8.6 Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

9.   LIMITATIONS ON THE SELLER'S LIABILITY

     Schedule 6 operates to limit or exclude, as the case may be, the Seller's liability for Relevant Claims.

10.  FURTHER UNDERTAKING BY THE SELLER

10.1 On receiving the Buyer's reasonable request the Seller shall (subject to clause 10.2, at the Buyer's cost) do and execute, or arrange to be done and executed, each act, document and thing as may be reasonably required to be done and executed, or arranged to be done and executed, by the Seller to implement the sale of the Company pursuant to this Agreement.

10.2 The cost of effecting registration of the Seller Intellectual Property Rights which are the subject of the IP Assignment in the name of Fossil, Inc. in such of the jurisdictions in which such rights are currently registered as may be determined by the Buyer shall be borne equally between the Buyer and the Seller (the Seller's portion of such cost to be paid upon presentation by the Buyer of reasonable evidence of such costs having been incurred by the Buyer).

11.  CONFIDENTIAL INFORMATION

11.1 The Seller undertakes to the Buyer, for itself and as agent and trustee for the Company that after Completion the Seller shall not use or disclose to any person Confidential Information it has or acquires.

11.2 The Buyer undertakes to the Seller that the Buyer shall not, and shall procure that no member of the Buyer's Group shall, use or disclose to any person any confidential information relating to the Seller or to the business of the Seller ("Seller Confidential Information").

11.3 Clauses  11.1  and  11.2  do  not  apply  to  disclosure  of   Confidential
     Information or Seller Confidential Information, as appropriate:

     11.3.1 in the case of Confidential Information, to a director, officer or employee of the Buyer or of the Company/a Group Company;

     11.3.2 required to be disclosed by law, by a rule of a stock exchange or by a governmental authority or other authority with relevant powers to which the Seller or Buyer is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall so far as is practicable be made after consultation with the other party and after taking into account the other party's reasonable requirements as to its timing, content and manner of making or despatch;

     11.3.3 to an adviser for the purpose of advising the Seller or the Buyer in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that clause 10.1 applies to the disclosure by the adviser; or

     11.3.4 in the case of Confidential Information acquired by the Buyer as a consequence of the acquisition of the shares pursuant to this Agreement.

12.  ANNOUNCEMENTS

12.1 Subject to clause 12.2, neither party may make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other party's written consent, which may not be unreasonably withheld or delayed.

12.2 Clause 12.1 does not apply to a public announcement, communication or circular:

     12.2.1 made or sent by the Buyer after Completion to a customer, client or supplier of the Company informing it of the Buyer's purchase of the Shares; or

     12.2.2 required by law, by a rule of a stock exchange or by a governmental authority or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall so far as is practicable be made after consulta-tion with the other party and after taking into account the reason-able requirements of the other party as to its timing, content and manner of making or despatch.

13.  COSTS

     Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it and, for the avoidance of doubt, the Buyer shall be responsible for any stamp duty payable in respect of the transfer of the Shares to the Buyer.

14.  GENERAL

14.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

14.2 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

14.3 The parties' rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

14.4 Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

14.5 If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the rate of 2 per cent. above the base rate from time to time of Barclays Bank plc (whether before or after judgment). Interest accrues and is payable from day to day.

14.6 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

15.  ENTIRE AGREEMENT

15.1 This Agreement and each document required to be entered into at or after Completion in connection with this Agreement (the "Relevant Agreements") constitute the entire agreement and supersede any previous agreements between the parties relating to the subject matter of this Agreement.

15.2 The Buyer acknowledges that it has not relied on or been induced to enter into this Agreement by a representation other than the Warranties or otherwise as set out in the Relevant Agreements.

15.3 The Seller is not liable to the Buyer (in equity, contract or tort, under the Misrepresentation Act 1967 or in any other way) for a representation that is not set out in the Relevant Agreements.

15.4 Nothing in this clause 15 shall have the effect of limiting or restricting any liability of the Seller arising as a result of any fraud.

16.  ASSIGNMENT

16.1 The Seller may assign and transfer its rights under this Agreement only with the prior written consent of the Buyer save that the Seller's rights may be assigned to another member of the Seller's Group provided the Seller shall procure that if the assignee ceases to be a member of the Seller's Group such rights shall automatically be transferred back to the Seller.

16.2 The Buyer may assign and transfer its rights under this Agreement only with the prior written consent of the Seller save that the Buyer's rights may be assigned to another member of the Buyer's Group, provided the Buyer shall procure that if the assignee ceases to be a member of the Buyer's Group such rights shall automatically be transferred back to the Buyer.

17.  NOTICES

17.1 A notice or other communication under or in connection with this Agreement (a "Notice") shall be:

     17.1.1 in writing;

     17.1.2 in the English language; and

     17.1.3 delivered personally or sent by first class post (and air mail if overseas) or by fax to the party due to receive the Notice to the address set out in clause 17.3 or to another address, person or fax number specified by that party by not less than 7 days' written notice to the other party received before the Notice was despatched.

17.2 Unless there is evidence that it was received earlier, a Notice is deemed given if:

     17.2.1 delivered personally, when left at the address referred to in clause 17.1.3;

     17.2.2 sent by mail, except air mail, two Business Days after posting it;

     17.2.3 sent by air mail, six Business Days after posting it; and

     17.2.4 sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.

17.3 The address referred to in clause 17.1.3 is:



Name of party                      Address                                     Facsimile No.         Marked for the attention of
The Seller        Rue du Cret 16, CH-2501 Bienne, Switzerland                 00 41 32 366 5354             Marc Kuffer

The Buyer         24 Alston Drive, Bradwell Abbey, Milton Keynes, England       01908 220411               Giles Bushby

Fossil, Inc.      2280 N. Greenville Ave. Richardson, TX 75082                001 972 498 9639             T.R. Tunnell

18.  GUARANTEE

18.1 The Guarantor irrevocably and unconditionally guarantees to the Seller the due and punctual performance of each obligation of the Buyer contained in this Agreement and the Tax Deed. The Guarantor shall pay to the Seller from time to time on demand any sum of money which the Buyer is at any time liable to pay to the Buyer under or pursuant to this Agreement or the Tax Deed and which has not been paid at the time the demand is made. The Guarantor's obligations under this clause are primary obligations and not those of a mere surety. If an obligation of the Buyer is void, voidable or unenforceable for any reason or if the Guarantor's obligation of the Buyer is void, voidable or unenforceable for any reason, the Guarantor's obligations under this clause are unaffected and the Guarantor shall perform the Buyer's obligations as if it were primarily liable for the performance.

18.2 The Guarantor's obligations under clause 18.1 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Buyer.

19.  GOVERNING LAW AND JURISDICTION

19.1 This Agreement is governed by English law.

19.2 Except as otherwise provided in this Agreement (including, for the avoidance of doubt, clause 6.9), the courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a "Dispute").

19.3 The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

20.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

                                   SCHEDULE 1
                         INFORMATION ABOUT THE COMPANY

PART A:  THE COMPANY

1. Registered number:                       03014656

2. Place of incorporation:                  England and Wales

3. Address of registered office:            15/19 Ormside Way
                                            Redhill, Surrey RH1 2QA

4. Type of company:                         Private Limited

5. Authorised share capital:                (pound)1,000,000

6. Issued share capital:                    (pound)1,000,000

7. Directors:                               Edward Alan Day

                                            Marc Roger Walter Kuffer

                                            Jean-Pierre Schwab

8. Secretary:                               Edward Alan Day

9. Accounting reference date:               31 December

10. Auditors:                               KPMG

                                   SCHEDULE 2
                    CALCULATION OF FIRST QUARTER NET PROFIT

                                   SCHEDULE 3
                            COMPLETION REQUIREMENTS

1.   Seller's obligations

1.1  At Completion the Seller shall deliver to the Buyer:

     1.1.1 duly executed transfer(s) in respect of the Shares to the Buyer or its nominee(s) and the share certificate(s) for the Shares;

     1.1.2 as evidence of the authority of each person executing a document referred to in this schedule on the Seller's behalf:

          (a) a copy of the minutes of a duly held meeting of the directors of the Seller (or a duly constituted committee thereof) authorising the execution by the Seller of the document and, where such execution is authorised by a committee of the board of directors of the Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

          (b) a copy of the power of attorney conferring the authority in each case certified to be true by a director or the secretary of the Seller;

     1.1.3 an irrevocable power of attorney duly executed by the Seller in favour of the Buyer or its nominee(s) generally in respect of the Shares in the agreed form;

     1.1.4 the common seal (if any) of the Company and each register and minute book made up to the Completion Date; and each certificate of incorporation and certificate of incorporation on change of name for the Company;

     1.1.5 a copy of a letter to the Company from its auditors resigning their office with effect from Completion and containing the statement referred to in section 394 of the Act, the original of the letter having been deposited at the registered office of the relevant company;

     1.1.6 resignations in the agreed form from each of Marc Roger Walter Kuffer and Jean-Pierre Schwab as directors and Edward Alan Day as secretary of the Company expressed to take effect subject to Completion;

     1.1.7 a signed letter from the Seller to the Company in the agreed form relating to waiver of royalty payments;

     1.1.8 a signed letter from Burberry Watch Company S.A. to the Company in the agreed form;

     1.1.9 a counterpart of the Tax Deed duly executed by the Seller;

     1.1.10 a counterpart of the IP Assignment duly executed by the Seller; and

     1.1.11 a counterpart of each of the deeds of termination relating to the trademark licence agreements and royalty agreements between the Seller and the Company duly executed by the Seller.

1.2 The Seller shall ensure that at Completion a meeting of the board of directors of the Company is held at which the directors:

     1.2.1 vote in favour of the registration of the Buyer or its nominee(s) as member(s) of the Company in respect of the Shares (subject to the production of properly stamped transfers);

     1.2.2 appoint persons nominated by the Buyer as directors, secretary and auditors of the Company with effect from the end of the meeting;

     1.2.3 accept the resignations of each director [and secretary] resigning pursuant to paragraph 1.1.6 so as to take effect from the end of the meeting.

2.   Buyer's obligations At Completion the Buyer shall deliver to the Seller:

2.1 as evidence of the authority of each person executing a document referred to in this schedule on the Buyer's and on the Guarantor's behalf:

     (a) a copy of the minutes of a duly held meeting of the directors of the Buyer (or a duly constituted committee thereof) authorising the execution by the Buyer of the document and, where such execution is authorised by a committee of the board of directors of the Buyer, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

     (b)  a copy of the power of attorney conferring the authority in each case certified to be a true copy by a director or the secretary of the Buyer;

2.2  a duly executed Commission letter in the agreed form;

2.3  a counterpart of the Tax Deed duly executed by the Buyer; and

2.4  counterparts of the IP Assignment duly executed by the Buyer.

                                   SCHEDULE 4

                                   WARRANTIES

                                Table of Contents

No.  Subject Matter

1.   Capacity and Authority

2.   Information

3.   Shares and Subsidiary Undertakings

4.   Accounts

5.   Changes since the Last Accounting Date

6.   Tax

7.   Assets

8.   Intellectual Property

9.   Insurance

10.  Real Property

11.  Material Contracts

12.  Suppliers and Customers

13.  Effect of Sale

14.  Employees

15.  Indebtedness

16.  Insolvency,  Winding up etc.

17.  Litigation and Compliance with Law

18.  Constitution, Registers and Returns

19.  Brokerage  or  Commissions

20.  Insider  Agreements

1.   CAPACITY AND AUTHORITY

1.1  Incorporation and existence

     The Company is a private limited company incorporated under English law with the right, power and authority to conduct its business as conducted at the date of this Agreement.

1.2  Right, power, authority and action

     The Seller has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed at or before Completion.

1.3  Binding agreements

     The Seller's obligations under this Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, binding on the Seller in accordance with their terms.

2.   INFORMATION

2.1 The information in Schedule 1 is true and accurate immediately prior to Completion of this Agreement.

2.2 All information or documents concerning the Company supplied to the Buyer by the Company or the Seller or their agents and included in the bundle attached to the Disclosure Letter was provided in good faith and, to the best of the Seller's knowledge, information and belief, does not contain anything which is materially misleading (either in itself or by omission).

3.   SHARES AND SUBSIDIARY UNDERTAKINGS

3.1  The Shares

     3.1.1 The Seller is the sole legal and beneficial owner of the Shares.

     3.1.2 The Shares comprise the whole of the Company's allotted and issued share capital, have been properly allotted and issued and are fully paid or credited as fully paid.

     3.1.3 There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares or unissued shares in the capital of the Company.

     3.1.4 Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion).

     3.1.5 The Company has not in the last three years purchased or redeemed any of, or reduced, its share capital.

3.2  Subsidiary Undertakings

     3.2.1 The Company does not have a subsidiary undertaking.

     3.2.2 The Company has no interest in, and has not agreed to acquire an interest in, any person.

4.   ACCOUNTS

4.1  General

     4.1.1 The Accounts have been prepared and audited on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

     4.1.2 No change in accounting policies has been made in preparing the accounts of the Company for each of the three financial years of the Company ended on the Last Accounting Date, except as stated in the audited balance sheets and profit and loss accounts for those years.

     4.1.3 The Accounts show a true and fair view of the assets, liabilities and state of affairs of the Company as at the Last Accounting Date and of the profits and losses of the Company for the financial year ended on the Last Accounting Date.

4.2  Accounting records

     The Company's accounting records are up-to-date, in its possession or under its control and are properly completed in all material respects in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

5.   CHANGES SINCE THE LAST ACCOUNTING DATE

5.1  General

     Since the Last Accounting Date:

     5.1.1 the Company's business has been operated in the usual way so as to maintain it as a going concern; and

     5.1.2 there has been no material adverse change in the financial or trading position of the Company.

5.2  Specific

     Since the Last Accounting Date:

     5.2.1 the Company has not, other than in the usual course of its business:

          (a) acquired or disposed of, or agreed to acquire or dispose of, a material asset; or

          (b) assumed or incurred, or agreed to assume or incur, a material liability, obligation or expense (actual or contingent);

     5.2.2 the Company's business has not been materially and adversely affected by the termination of, or a change in the terms of, an agreement or by the loss of a customer or supplier;

     5.2.3 save in respect of the Dividend, the Company has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the Taxes Act) except as provided in the Accounts;

     5.2.4 the Company has not changed its accounting reference period or changed in any material respect its accounting methods or practices;

     5.2.5 the Company has not created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things; and

     5.2.6 the Company has not hired, or terminated the employment of, or altered the terms of employment of, any employee of the Company entitled to remuneration at an annual rate, or an average annual rate over the last three financial years, of more than (pound)40,000 nor paid a bonus to such person(s) to which they are not entitled under the terms of their employment.

6.   TAX

6.1  General

     6.1.1 The Company is and has at all times been resident only in the United Kingdom for all Tax purposes. The Company is not liable to pay and has at no time incurred any liability to Tax chargeable under the laws of any jurisdiction other than the United Kingdom.

     6.1.2 The Company has paid all Tax which it has become liable to pay and is not, and has not in the three years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax.

     6.1.3 The Company has within applicable time limits made all returns, provided all information and maintained in all material respects all records in relation to Tax as it is required to make, provide or maintain and has complied in all material respects on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority. To the best of the Seller's knowledge, information and belief, no return (and nothing in a return) is disputed or is yet to be determined by, or is subject to agreement with, a Tax Authority.

     6.1.4 The Company is not involved in a dispute in relation to Tax. No Tax Authority has investigated or indicated that it intends to investi-gate the Company's Tax affairs.

6.2  Value added tax The Company:

     (a)  is registered for the purposes of the VATA;

     (b) has made, given, obtained and kept up-to-date, materially full and accurate records, invoices and documents appropriate or required for the purposes of the VATA;

     (c) has complied in all material respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT on a timely basis; and

     (d) has not been required by a Tax Authority to give security under the VATA.

7.   ASSETS

7.1  Title

     7.1.1 Each asset (save, for the avoidance of doubt, assets which are the subject of lease, hire or hire purchase arrangements or retention of title arrangements pending payments of sums owed to suppliers) included in the Accounts or acquired by the Company since the Last Accounting Date (other than stock disposed of in the usual course of business) and which is in the reputed ownership of the Company is:

          (a) legally and beneficially owned solely by the Company free from any Encumbrance; and

          (b) where capable of possession, in the possession or under the control of the Company.

     7.1.2 The Company's asset registers comprise a materially complete and materially accurate record of all the plant, machinery, equipment, vehicles and other assets owned, possessed or used by it.

7.2  Hire purchase and leased assets

     The Company is not a party to, nor is liable under, a lease or hire or hire purchase agreement.

7.3  Debtors

     Each debt shown in the Accounts as being owed to the Company arose from valid sales during the ordinary course of business of the Company.

8.   INTELLECTUAL PROPERTY

8.1 Each of the Intellectual Property Rights is legally and beneficially owned by either the Seller or the Company, free from any licence (save for licences between the Seller and the Company) or Encumbrance.

8.2 Neither the Seller nor the Company have received notice that any of the Intellectual Property Rights:

     8.2.1 are the subject of a claim or opposition from a person as to title, validity, enforceability, entitlement or otherwise; or

     8.2.2 infringe the Intellectual Property rights of any third party.

8.3 All renewal and maintenance fees and taxes due in respect of jurisdictions in which the Company operates and payable prior to Completion in respect of each of the Intellectual Property Rights have been paid in full.

8.4 The Company has the right to use all Intellectual Property which is necessary for the effective operation of the business of the Company as operated immediately prior to the date of this Agreement.

8.5 To the best of the Seller's knowledge, information and belief, there is not any infringement or unauthorised use of any of the Intellectual Property Rights.

9.   INSURANCE

9.1  Policies

     The Disclosure Letter contains a list of, and the principal terms of, each current insurance and indemnity policy in respect of which the Company has an interest (including any active historic policies which provide cover on a losses occurring basis) (together the "Policies").

9.2  Status of the Policies

     To the best of the Seller's knowledge, information and belief, each of the Policies is valid and enforceable.

9.3  Premiums

     All premiums which are due under the Policies have been paid.

10.  REAL PROPERTY

10.1 Extent of property

     The Property comprises all of the land and premises occupied or used by, or in the possession of, the Company. The Company has no legal interest in any land or premises other than pursuant to the Lease.

10.2 Lease

     The copy of the Lease disclosed to the Purchaser is a true and correct copy of the Lease. Neither the Company nor, to the best of the Seller's knowledge, information and belief, the landlord, is in material breach of the terms of the Lease.

10.3 Environmental

     To the best of the Seller's knowledge, information and belief, there are no underground storage tanks located on the Property in which any hazardous or toxic substance, material or waste which is regulated by any relevant governmental authority, is or was stored. To the best of the Seller's knowledge, information and belief the Company is in compliance with any material environmental regulation relating to the Company or the Property.

11.  MATERIAL CONTRACTS

11.1 The Seller has disclosed to the Buyer copies of each agreement, arrangement or obligation to which the Company is a party (a "Contract") and which is material in the context of the Company's business as a whole (each a "Material Contract") and copies of each Contract which has a significant effect on the day to day operation of the Company's business.

11.2 Neither the Company nor, to the best of the Seller's knowledge, information and belief, neither the Company nor any party with whom the Company has entered into a Material Contract, is in material breach of the Material Contract.

12.  SUPPLIERS AND CUSTOMERS

12.1 During the period 1 January 2000 to the date of this Agreement no substantial supplier or customer of the Company (being one which supplies or purchases, as appropriate, greater than 10% of the Company's annual purchases or sales, as appropriate), who is at the date of this Agreement still a supplier or customer of the Company, has:

     12.1.1 stopped, or indicated an intention to stop, trading with the Company;

     12.1.2 reduced, or indicated an intention to reduce, substantially its trading with the Company; or

     12.1.3 changed or indicated an intention to change, substantially the terms on which it is prepared to trade with the Company.

12.2 To the best of the Seller's knowledge, information and belief, no substantial supplier or customer of the Company (being one which supplies or purchases, as appropriate, greater than 10% of the Company's annual purchases or sales, as appropriate) is likely to, as a direct result of the execution or performance of this Agreement:

     12.2.1 stop trading with the Company;

     12.2.2 reduce substantially its trading with the Company; or

     12.2.3 change substantially the terms on which it is prepared to trade with the Company.

13.  EFFECT OF SALE

     To the best of the Seller's information, knowledge and belief, neither the execution nor the performance of this Agreement or any document to be executed at or before Completion will:

13.1 materially conflict with;

13.2 result in a material breach of; or

13.3 give rise to an event of default under, any agreement or arrangement to which the Company is a party or any legal or administrative requirement by which the Company is bound.

14.  EMPLOYEES

14.1 General The Disclosure Letter contains details of:

     14.1.1 the total number of the Company's employees including those who are on maternity leave or absent because of disability or other long-term leave of absence and who have or may have a right to return to work with the Company;

     14.1.2 the name, date of start of employment, period of continuous employment, salary and other benefits, grade and age of each employee of the Company; and

     14.1.3 the terms and conditions of each employee of the Company entitled to remuneration at an annual rate, or an average annual rate over the last three financial years, of more than (pound)20,000.

14.2 Records

     The Company has maintained up-to-date and materially accurate records regarding the employment of each of its employees and termination of employment.

15.  INDEBTEDNESS

     Except as disclosed in the Accounts or in the Disclosure Letter and save for the Loan and any bank overdraft incurred in the ordinary course of business, the Company does not have outstanding and has not agreed to create or incur loan capital, borrowings or indebtedness in the nature of borrowings (including, without limitation, any such indebtedness to the Seller).

16.  INSOLVENCY, WINDING UP ETC.

16.1 Winding up and administration

     No order has been made, petition presented or resolution passed for the winding up of the Company or for the appointment of a provisional liquidator to the Company and no administration order has been made in respect of the Company.

16.2 Receivership

     No receiver or receiver and manager has been appointed of the whole or part of the Company's business or assets.

16.3 Voluntary arrangements

     No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Company. No compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act in respect of the Company.

16.4 Insolvency

     The Company is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

16.5 Payment of debts

     The Company has not stopped paying its debts as they fall due.

16.6 Distress etc.

     No distress, execution or other process has been levied on an asset of the Company.

16.7 Unsatisfied  judgments

     There is no unsatisfied judgment or court order outstanding against the Company.

17.  LITIGATION AND COMPLIANCE WITH LAW

17.1 Litigation

     17.1.1 Save for the collection of debts in the ordinary course of its business the Company is not involved in a civil, criminal, arbitration, administrative or other proceeding. To the best of the Seller's knowledge, information and belief, no civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against the Company.

     17.1.2 There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against the Company.

17.2 Compliance with law

     To the best of the Seller's knowledge, information and belief the Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements.

17.3 There is not and has not been any government or other investigation, enquiry or disciplinary proceeding concerning the Company and to the best of the Seller's knowledge, information and belief, none is pending or threatened.

18.  CONSTITUTION, REGISTERS AND RETURNS

18.1 Constitution

     The Company is operating and has always operated its business in accordance with its memorandum and articles of association at the relevant time (other than instances of non-compliance with such documents as have had no effect on the operation of the Company's business). The copy of the memorandum and articles of association of the Company disclosed to the Buyer and in the bundle attached to the Disclosure Letter is a true and correct copy of the original.

18.2 Registers etc.

     Each register which the Act requires the Company to keep has been properly kept and contains a materially complete and materially accurate record of the matters which it is required by the Act to record. No notice has been received by, or allegation made to, the Company that a register is incorrect or should be rectified.

18.3 Returns etc.

     All returns, particulars, resolutions and other documents required to be delivered by the Company to the Registrar of Companies have been prepared and delivered.

18.4 Powers of attorney and authorities

     The Company has not given a power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on the Company's behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person's duties).

19.  BROKERAGE OR COMMISSIONS

     No person is entitled to receive a finder's fee, brokerage or commission from the Company in connection with this Agreement.

20.  INSIDER AGREEMENTS

     Save in respect of employment agreements, there is not, and during the two years ending on the date of this Agreement there has not been, any agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which a director of the Company or a person connected with him is or was interested in any way. For this purpose, "connected" has the meaning given by section 839 of the Taxes Act, except that in construing section 839 "control" has the meaning given by section 840 or section 416 of the Taxes Act so that there is control whenever either section 840 or 416 requires.

                                   SCHEDULE 5

                    REGISTERED INTELLECTUAL PROPERTY RIGHTS

                                     Part A

Mark              Country               Number            Class

Corvette            UK                  2163725             14

Elysium             UK                  2167482             14

Freestyle           UK                  2163726             14

Trekker             UK                  2112705             14

Watchout            UK                  2163712             14

Freestyle         Ireland               115735              14



                                     Part B

                                    SCHEDULE
                                THE TRADE MARKS


1.   Registrations


Mark              Country               Number            Class

AVIA           Switzerland              420 194             14

AVIA           International            650 633             14

AVIA           Spain                    650 633             14

AVIA           Austria                  650 633             14

AVIA           North Korea              650 633             14

AVIA           Portugal                 650 633             14

AVIA           Monaco                   650 633             14

AVIA           Romania                  650 633             14

AVIA           Russian Fed.             650 633             14

AVIA           Germany                  650 633             14

AVIA           Benelux                  650 633             14

AVIA           Slovak Republic          650 633             14

Mark              Country               Number            Class

AVIA           Italy                    650 633             14

AVIA           Slovenia                 650 633             14

AVIA           Croatia                  650 633             14

AVIA           Hungary                  650 633             14

AVIA           Liechtenstein            650 633             14

AVIA           Yugoslavia               650 633             14

AVIA           Vietnam                  650 633             14

AVIA           Poland                   650 633             14

AVIA           China                    650 633             14

AVIA           Czech Republic           650 633             14

AVIA           France                   650 633             14

AVIA           Macedonia                650 633             14

AVIA           Japan                    3370176             14

AVIA           Singapore                S/6628/95           14

AVIA           Thailand                 TM104841            14

AVIA           Greece                   36258               14

AVIA           UK                       1.118.439           14

AVIA           Taiwan                   735902              14

Avia (styl.    Denmark                  VR 674 1952         14
liee)

Avia (styl.    New Zealand              43626               14
liee)

Avia (styl.    Norway                   39946               14
liee)

Avia (styl.    International            R 299 118           14
minuscules)

Avia (styl.    Benelux                  R 299 118           14
minuscules)

Avia (styl.    Germany                  R 299 118           14
minuscules)

Mark              Country               Number            Class

Avia (styl.    Portugal                 R 299 118           14
minuscules)

Avia (styl.    Austria                  R 299 118           14
minuscules)

Avia (styl.    Italy                    R 299 118           14
minuscules)

Avia (styl.    Spain                    R 299 118           14
minuscules)

Avia (styl.    France                   R 299 118           14
minuscules)

AVIA (styl.    South Africa             66/388              14
plate)

Avia (styl.    Switzerland              300438              14
plate)

Avia (styl.    International            2R 221 081          14
plate)

Avia (styl.    Italy                    2R 221 081          14
plate)

Avia (styl.    Austria                  2R 221 081          14
plate)

Avia (styl.    Germany                  2R 221 081          14
plate)

Avia (styl.    Benelux                  2R 221 081          14
plate)

Avia (styl.    Cyprus                   29105               14
plate)

Avia (styl.    UK                       649.846             14
plate)

Avia (styl.    Guernsey                 649.846             14
plate)

Avia (styl.    Hong Kong                564 of 1967         14
plate)

Avia (styl.    Jersey                   TM 2679             14
plate)

Avia (styl.    Finland                  51116               14
plate)

Avia (styl.    Rep. of Ireland          71073               14
plate)

Avia (styl.    Malta                    9002                14
plate)

Avia Polar     UK                       1.509.276           14
Star

Avia South     UK                       1.509.273           14
Seas

Avia Swiss     UK                       B1.001.354          14
Star

Mark              Country               Number            Class

Avia Tec       UK                       1.507.920           14

ARIA           Switzerland              332977              14

AZIA           International            2R 145 739          14

AZIA           Italy                    2R 145 739          14

AZIA           Germany                  2R 145 739          14

AZIA           Benelux                  2R 145 739          14

AZIA           Spain                    2R 145 739          14

AZIA           Portugal                 2R 145 739          14

AZIA           Austria                  2R 145 739          14

AZIA           France                   2R 145 739          14


2. Applications

Mark              Country             Application No.      Class

AVIA TIME         USA                   75/450,251          14

AVIA TIME         Canada                871.595             14

AVIA TIME         United Kingdom        2179791             14



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



                                   SCHEDULE 6

                     LIMITATIONS OF THE SELLER'S LIABILITY


1. LIMITATION ON QUANTUM

1.1 The Seller is not liable in respect of a Relevant Claim unless the amount that would otherwise be recoverable from the Seller (but for paragraph 1.1) in respect of that Relevant Claim exceeds (pound)2,000.

1.2 The Seller is not liable in respect of a Relevant Claim unless and until the amount that would otherwise be recoverable from the Seller (but for paragraph 1.2) in respect of that Relevant Claim, when aggregated with any other amount or amounts recoverable in respect of other Relevant Claims (excluding any amounts in respect of a Relevant Claim for which the Seller has no liability because of paragraph 1.1), exceeds (pound)100,000 and in the event that the aggregated amounts exceed (pound)100,000 the Seller shall be liable for the whole amount and not just the excess.

1.3 The Seller's total liability in respect of all Relevant Claims is limited to an amount equal to the Consideration.

2.   TIME LIMITS FOR BRINGING CLAIMS

     The Seller is not liable in respect of a Relevant Claim unless the Buyer has given the Seller written notice of the Relevant Claim (stating in reasonable detail the nature of the Relevant Claim and, if practicable, the amount claimed):

2.1 on or before the seventh anniversary of Completion in respect of a Relevant Claim under the Tax Deed or for breach of a Warranty contained in paragraph 6 of schedule 4; and 2.2 on or before 28 February 2003 in respect of another Relevant Claim.

3.   NOTICE OF CLAIMS

     A Relevant Claim notified in accordance with paragraph 2 and not satisfied, settled or withdrawn is unenforceable against the Seller on the expiry of the period of 6 months starting on the day of notification of the Relevant Claim, unless proceedings in respect of the Relevant Claim have been issued and served on the Seller.

4.   SPECIFIC LIMITATIONS

     The Seller is not liable in respect of a Relevant Claim:

4.1 to the extent that the matter giving rise to the Relevant Claim would not have arisen but for:

     4.1.1 a voluntary Event after Completion by a member of the Buyer's Group;

     4.1.2 the passing of, or a change in, after the date of this Agreement a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this Agreement;

     4.1.3 in respect of Relevant Claims arising under the Tax Deed, to the extent the matter giving rise to the Relevant Claim arises in consequence of an Event occurring since the Last Accounting Date in the Company's ordinary course of business; or

     4.1.4 to the extent the matter giving rise to the Relevant Claim is a liability for Tax to which the Corporation Tax (Instalment Payments) Regulations 1998 apply which would not have arisen by for the receipt or accrual of income, profits or gains after Completion.

4.2 to the extent that the matter giving rise to the Relevant Claim arises from an Event before or after Completion at the request or direction of, or with the written consent of, a member of the Buyer's Group (which includes the Company only after Completion) or an authorised agent or adviser of a member of the Buyer's Group;

4.3 to the extent that the matter giving rise to the Relevant Claim is an amount for which the Company has a right of recovery against, or an indemnity from, a person other than a member of the Seller's Group, whether under a provision of applicable law, insurance policy or otherwise howsoever, and the amount is recovered or received by the Company, provided that the Buyer shall procure that the Company shall use its reasonable endeavours to enforce its rights to recover or receive any such amounts;

4.4 to the extent that the matter giving rise to the Relevant Claim was taken into account in computing the amount of an allowance, provision or reserve in the Accounts; or

4.5 to the extent of the amount by which a liability (including a provision against liabilities) included in the Accounts is overstated;

4.6 to the extent that the matter giving rise to the Relevant Claim arose solely as a result of:

     4.6.1 a claim, election, surrender or disclaimer made, or notice or consent given, after Completion under, or in connection with, a provision of an enactment or regulation relating to Tax by a member of the Buyer's Group; or

     4.6.2 the Company's failure or omission to make a claim, election, surrender or disclaimer, or give a notice, or consent or do another thing, under, or in connection with, a provision of an enactment or regulation relating to Tax after Completion, the anticipated making, giving or doing of which was taken into account in computing the provision for Tax in the Accounts;

4.7 to the extent that the matter giving rise to the Relevant Claim is a Tax liability against which a Relief arising on or before Completion (other than an Accounts Relief) is available for set off or would have been available but for the Company's failure after Completion to make an election under section 102 of the Finance Act 1989;

4.8 to the extent that the Company or the Buyer obtains the benefit of a Relief (other than an Accounts Relief) in an accounting period ending after the Last Accounting Date for an expenditure, reserve or provision which was recognised in the Accounts but was not, in preparing the Accounts, treated as deductible or allowable for Tax purposes; or

4.9 to the extent that the matter giving rise to the Relevant Claim is a liability for Tax which has been paid or discharged on or before Completion.

5.   RECOVERY ONLY ONCE

     The Buyer is not entitled to recover more than once in respect of any one matter giving rise to a Relevant Claim.

6.   CLAIMS UNDER BOTH THE WARRANTIES AND THE TAX DEED

     If in respect of any one matter a Relevant Claim may be made under the Warranties and under the Tax Deed, then to the extent that the Relevant Claim is satisfied under the Warranties, an amount payable under the Tax Deed in respect of the same matter is reduced accordingly and vice versa.

7.   CONDUCT OF RELEVANT CLAIMS

7.1 If a Buyer's Group Undertaking becomes aware of a matter which might give rise to a Relevant Claim (including, in the case of a Tax Claim, any Assessment):

     7.1.1 the Buyer shall immediately give written notice to the Seller of the matter and/or the Assessment and shall consult with the Seller with respect to the matter;

     7.1.2 the Buyer shall, and shall ensure that each member of the Buyer's Group will, provide to the Seller and its advisers reasonable access to premises and personnel and to relevant assets, documents and records within each member of the Buyer's Group power or control for the purposes of investigating the matter and/or the Assessment on reasonable notice during normal business hours;

     7.1.3 the Seller (at its cost) may take copies the documents or records, and photograph the premises or assets, referred to in paragraph 7.1.2;

     7.1.4 the Buyer shall not, and shall ensure that no member of the Buyer's Group will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Seller (not to be unreasonably withheld or delayed).

7.2 In assessing any damages or other amounts recoverable for a Relevant Claim there shall be taken into account any corresponding savings by, or net benefit to, a member of the Buyer's Group which is directly related to the claim.

8.   RECOVERY FROM ANOTHER PERSON

8.1 If the Seller pays to the Buyer an amount in respect of a Relevant Claim and the Buyer or the Company subsequently recovers or is or becomes entitled to recover from another person an amount which is referable to the matter giving rise to the Relevant Claim, the Buyer shall immediately notify the Seller and, if relevant, shall (at the cost of the Seller) procure that the Company shall take such action as the Seller may reasonably require to enforce the recovery against the person in question; and

     8.1.1 if the Seller has already paid an amount in satisfaction of a Relevant Claim and the amount paid by the Seller in respect of the Relevant Claim is more than the Sum Recovered, the Buyer shall immed-iately pay to the Seller the Sum Recovered;

     8.1.2 if the Seller has already paid an amount in satisfaction of a Relevant Claim and the amount paid by the Seller in respect of the Relevant Claim is less than or equal to the Sum Recovered, the Buyer shall immediately pay to the Seller an amount equal to the amount paid by the Seller; and

     8.1.3 if the Seller has not already paid an amount in satisfaction of a Relevant Claim, the amount of the Relevant Claim for which the Seller would have been liable shall be reduced by and to the extent of the Sum Recovered.

8.2 For the purposes of paragraph 8.1, "Sum Recovered" means an amount equal to the total of the amount recovered from the other person less any Tax computed by reference to the amount recovered from the person payable by a member of the Buyer's Group and less all reasonable costs incurred by a Buyer's Group Undertaking in recovering the amount from the person.

9.   MITIGATION

     Nothing in schedule 7 restricts or limits the Buyer's general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Relevant Claim.

10.  PRESERVATION OF INFORMATION

     The Buyer shall, and shall ensure that the Company will, preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Relevant Claim for a period of seven years after Completion.

11.  GENERAL

     Nothing in this schedule 7 shall have the effect of limiting or restricting any liability of the Seller in respect of a Relevant Claim arising as a result of any fraud.

                                   SCHEDULE 7

                       BUYER'S AND GUARANTOR'S WARRANTIES

                                     Part A


1.   INCORPORATION AND EXISTENCE

     The Buyer is a limited company incorporated under English law.

2.   RIGHT, POWER, AUTHORITY AND ACTION

     The Buyer has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed at or before Completion.

3.   BINDING AGREEMENTS

     The Buyer's obligations under this Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms.



                                     Part B


1.   RIGHT, POWER, AUTHORITY AND ACTION

     The Guarantor has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement.

2.   BINDING AGREEMENTS

     The Guarantor's obligations under this Agreement are enforceable in accordance with their terms.

EXECUTED by the parties:


Signed on behalf of                 )
ROVENTA-HENEX S.A. by:              )


----------------------------                      ------------------------------
Name                                              Name

----------------------------                      ------------------------------
Position                                          Position




Signed on behalf of                 )
FOSSIL (UK) HOLDINGS                )
LIMITED by:                         )




----------------------------
Name




----------------------------
Position




Signed on behalf of                 )
FOSSIL, INC. by:                    )




----------------------------
Name




----------------------------
Position